AMENDMENT NO. 3 TO ASSET PURCHASE AGREEMENT

This Amendment No. 3 (this "**Amendment**"), dated and effective as of December 27, 2023, to the original Asset Purchase Agreement (the "**Agreement**"), dated as of November 10, 2023 and amended by Amendment No. 1, dated and effective as of December 15, 2023, and Amendment No. 2, dated and effective as of December 22, 2023, is entered into by and among **Frankly Media LLC**, a Delaware limited liability company ("**Seller**"), **GameSquare Holdings, Inc.**, a British Columbia corporation (the "**Owner**"), and SoCast Inc., an Ontario corporation ("**Buyer**"). All terms used but not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, Seller, Owner and Buyer desire to amend the Agreement as set forth in this Amendment, with immediate effect.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The parenthetical in the definition of "Restricted Business" shall be amended and restated as follows: "(other than through a joint venture or other contractual arrangement with Buyer or an Affiliate of Buyer)".
2. The lead-in to Section 2.05 of the Agreement shall be amended and restated in its entirety as follows: "**Purchase Price.** The aggregate purchase price for the Purchased Assets shall be in an amount of up to $3,400,000 paid as follows, subject to adjustment pursuant to **Error! Reference source not found.** hereof and the below (the "**Purchase Price**"), plus the assumption of the Assumed Liabilities:"
3. Section 2.05(a) of the Agreement shall be amended and restated in its entirety as follows: "Initial Purchase Price Payment. At the Closing, Buyer shall make the initial Purchase Price payment in the amount of $2,750,000 (the "**Initial Purchase Price Payment**") as set forth in Section 3.02(b)(i)."
4. The lead-in to Section 2.05(b) of the Agreement shall be amended and restated in its entirety as follows (without, for the avoidance of doubt, amending any of clauses in Section 2.05(b) thereafter): "Second Purchase Price Payment. On April 1, 2024, subject to the terms and conditions hereof, Buyer shall make an additional Purchase Price payment to Seller in the amount of $250,000 (the "**Second Purchase Price Payment**") by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, provided:"
5. Section 2.09 of the Agreement shall be amended and restated in its entirety as follows: "**Third Party Consents.** To the extent that Seller's rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person prior to the Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its sole expense, shall use (and shall continue to use for as long as necessary) its best efforts

to obtain any such required consent(s) as promptly as possible. For as long as such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, without cost to Buyer and to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other arrangement deemed necessary or desirable by Buyer in its sole discretion designed to provide such benefits to Buyer. A list of all such Contracts and Permits is set forth on Section 2.09 of the Disclosure Schedules."

6. Section 3.02(a)(ii) of the Agreement shall be amended and restated in its entirety as follows: "[INTENTIONALLY OMITTED]."
7. Section 3.02(b)(iii) of the Agreement shall be amended and restated in its entirety as follows: "[INTENTIONALLY OMITTED]."
8. Section 10.07 of the Agreement shall be amended and restated in its entirety as follows: "**Successors and Assigns.** This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; *provided, however*, that Buyer may, without the prior written consent of Seller, assign this Agreement, or all or any portion of its rights under this Agreement, to one or more of its direct or indirect wholly-owned subsidiaries so long as Buyer guarantees the obligations of such subsidiary(ies) pursuant to a guarantee in form and substance reasonably acceptable to Seller. No assignment shall relieve the assigning party of any of its obligations hereunder."
9. There shall be added a new Section 8.02(f) which shall read: "any improper collection of revenue from any customer of the Business, including from any of the customers listed in Schedule A annexed hereto (which customers are not currently signed up to service contracts with Seller but which are part of the Purchased Assets), or any other negligent or wrongful act or omission committed with respect to any such customer listed in Schedule A annexed hereto, in each case notwithstanding the last sentence of Section 8.01."
10. Except as expressly provided in this Amendment, all of the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties hereto. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party.
11. This Amendment is governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of such State.

12. This Amendment shall inure to the benefit of and be binding upon each of the parties and each of their respective successors and assigns.

13. This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement. Delivery of an executed counterpart of this Amendment electronically shall be effective as delivery of an original executed counterpart of this Amendment.

14. This Amendment constitutes the sole and entire agreement between the parties with respect to the specific subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

15. Each party shall pay its own costs and expenses in connection with this Amendment (including the fees and expenses of its advisors, accountants, and legal counsel).

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

FRANKLY MEDIA LLC

DocuSigned by:

By John Wilk

7CBA563C7C70476...

Name: John Wilk

Title: Secretary

SOCAST INC.

By____________________

Name:

Title:

GAMESQUARE HOLDINGS, INC.

DocuSigned by:

By John Wilk

7CBA563C7C70476...

Name: John Wilk

Title: Secretary